YORK HANNOVER PHARMACEUTICALS, INC.
                                       AND
                       UNITED PROFESSIONAL COMPANIES, INC.
                        AGREEMENT OF GENERAL PARTNERSHIP



                  THIS AGREEMENT of General Partnership is made as of July 13, 1995, by and between York Hannover Pharmaceuticals, Inc., a Florida corporation ("York Hannover"), and United Professional Companies, Inc., a Delaware corporation ("UPC"), collectively referred to herein as the Partnership.

                            INTENTIONS OF THE PARTIES

                  WHEREAS, York Hannover and UPC desire to form a general partnership under the laws of the State of Wisconsin for the purposes and on the terms and conditions stated in this Agreement.

                  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby create a Partnership on the terms and conditions set forth below:

                            SECTION I: DEFINED TERMS

                  The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section I. The singular shall include the plural and vice versa, and the use of any gender shall be deemed to be or include the other gender, whenever appropriate.

                  1.1 Act - means the Wisconsin Uniform Partnership Act, as from time to time amended.

                  1.2 Administrative Partner - means York Hannover.

                  1.3 Affiliated Person or Affiliate - means, as to any named Partner, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Partner.

                  1.4 Agreement - means this Agreement of Partnership, as it may be amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby," and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole including those items which are included by reference, unless the context otherwise requires.

                  1.5 Bankruptcy or Insolvency - means any Partner's or the Partnership's filing in any court pursuant to any statute of the United States or of any state, of a petition in bankruptcy or insolvency, any Partner's or the Partnership's filing for reorganization or for appointment of a receiver or trustee of all or a material portion of the Partner's or Partnership's assets; the making by any Partner or the Partnership of an assignment for the benefit of creditors; the admission by any Partner or the Partnership in writing of its inability to pay its debts as they fall due; or any Partner's or the Partnership's seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of any material portion of its property. The phrase "bankruptcy or insolvency" shall also include the filing against any Partner or the Partnership in any court pursuant to any statute of the United States or of any State, of a petition in bankruptcy or insolvency, or for the reorganization, or for appointment of a receiver or a trustee of all or a substantial portion of the Partner's or Partnership's property, and within ninety (90) days after such commencement of any such proceeding against the Partner or Partnership such petition shall not have been dismissed (or satisfactory evidence that such Partner or Partnership is diligently contesting such petition shall not have been received by the other Partners, provided such other Partner is not otherwise in default hereunder). In addition, if the whole or any portion of the Partnership Interest of any Partner is subject to levy or attachment, and such levy or attachment is not released or discharged within sixty (60) days, such Partner shall be deemed "bankrupt or insolvent" for purposes of this Agreement.

                  1.6 Capital Account - means, as to any Partner, the account established on the books and records of the Partnership under Section 6.1. Each Partner's Capital Account shall initially equal the Capital Contribution made by the Partner to the Partnership pursuant to Section 3.1 and during the term of the Partnership shall be

                      (a) increased by the amount of

                          (1) Profit allocated to such Partner, and

                          (2) any Capital Contributions subsequently made by
such Partner, and

                      (b) decreased by the amount of

                          (1) all loss allocated to the Partner, and

                          (2) all money and the agreed value of other property
(net of liabilities assumed or to which the property is subject) distributed to such Partner.

                  1.7 Capital Contribution - means the total amount of money and the agreed value of other property contributed to the Partnership by a Partner (net of any liabilities assumed or to which the property is subject). "Capital Contribution" shall also mean any amounts paid by a Partner pursuant to any guarantees to a lender of funds to the Partnership for the purpose of owning, developing or operating the Business. Any reference in this Agreement to the Capital Contribution of a then Partner shall refer to the interest of such then Partner, except to the extent that the interest of any prior Partner shall have been forfeited and the portion so forfeited was not transferred to a successor Partner.

                  1.8 Closing - means the date on which this Agreement is executed by the initial Partners.

                  1.9 Code - means the Internal Revenue Code of 1986.

                  1.10 Control, Controlling and Controlled - means the direct or indirect ownership interest of more than 10% ownership or voting power of the Person or Entity in question. "Self-dealing" shall not mean the contracting for services or the purchasing of Products and Services, from or to the Affiliates of any Partners, or the management or marketing of the Business by a General Partner or by the Entities or Persons in whom a General Partner or one or more partners of a General Partner has an interest, subject to Sections 2.7-3 and 5.3-8 hereof.

                  1.11 Dissolution or Termination of a Partner - means in the case of a corporate or partnership Partner, the earlier of (i) the adoption of a plan of liquidation by such Partner or (ii) the effective date of dissolution in accordance with applicable law.

                  1.12 General Partner - means UPC, York Hannover and any successor General Partner(s) admitted pursuant to the terms hereof.

                  1.13 Incapacity - means the Bankruptcy, Dissolution, or Termination of such Partner.

                  1.14 Net Revenues - means all revenues subsequent to any deductions for Medicare, Medicaid, or other third party disallowances.

                  1.15 Notification - means a writing, containing the information required by this Agreement to be communicated to any Person, sent in accordance with the provisions of Section 9.1 herein (including all required copies).

                  1.16 Operating Partner - means UPC.

                  1.17 Partner- means any General Partner.

                  1.18 Partnership - means this Partnership, as it may from time to time be constituted.

                  1.19 Partnership Interest - means the entire ownership interest (which may be segmented into and/or expressed as a percentage of various rights and/or obligations) of a

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Partner in the Partnership at any particular time, including the right of such
Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Partner to comply with all of the terms and provisions of this Agreement and of the Act.

                  1.20 Partnership's Business - means the provision of the following services and products Institutional pharmacy, infusion therapy, third-party billing, medical equipment and supplies, respiratory (except respiratory therapy services and supplies to Part A eligible patients will not be provided by the Partnership; provided, however, that the Partnership shall provide the delivery services presently being provided as part of the respiratory Part A Program of UPC), and such other services and products as shall be specifically agreed upon by the Partners (hereafter "Products and Services"), to long term care and other facilities located in the counties listed on Exhibit A (with the exception of that certain facility set forth on Exhibit A which is and will continue to be served by York Hannover or its Affiliates) and in those presently existing facilities owned by Unicare Health Facilities, Inc. and its affiliated corporations outside the designated counties which facilities are also described in Exhibit A attached hereto and incorporated herein by reference ("Partnership Market").

                  1.21 Percentage of Interest or Interests in the Partnership - means each Partner's percentage of the total Partnership Interest in the Partnership, as set forth in Section 3.3.

                  1.22 Person - means any natural person or entity, and the successors and assigns of such Person where the context so permits.

                  1.23 Profit and Loss - means the taxable income and loss of the Partnership as determined for federal income tax purposes, including all items required to be separately stated by Section 702 of the Code and Treasury Regulations thereunder.

                  1.24 Working Capital Loan(s) - means all loans required by the Partnership and made by a Partner, as made from time to time, to pay costs and expenses of the Partnership in excess of cash receipts. Such loans shall be obligations of the Partnership and shall be increased by (i) the amount of accumulated interest thereon (to be computed at the simple annual rate equal to the prime lending rate charged by Firstar Bank Milwaukee N.A. plus four percent (4%)), if but only if such loan results from one Partner's inability to provide its proportionate working capital and the other Partner's exercise of its right to provide said portion of the working capital, and decreased by (ii) the amounts distributed to the Partners that made the Working Capital Loan, pursuant to Section 3.1-2, which amounts shall be applied first to accrued and unpaid interest, and the balance, if any, to reduction of principal.

                           SECTION II: THE PARTNERSHIP

                  2.1 Formation. UPC and York Hannover hereby form a general partnership under and pursuant to the provisions of the Act for the purposes and upon the terms and conditions hereinafter set forth in this Agreement.

                  2.2 Name. The name of the Partnership shall be "York Hannover Partnership," and all business of the Partnership shall be conducted in such name.

                  2.3 Location. The initial location of the office of the Partnership shall be in Brooksville, Florida.

                  2.4 Purpose.

                      2.4-1 The purpose of the Partnership is to provide Products and Services to patients in the Partnership Market.

                      2.4-2 The Partnership shall be a partnership only for the purposes and in the market specified hereinabove. This Agreement shall not be deemed to create a general or limited partnership, joint venture or other arrangement between the Partners with respect to any activities whatsoever other than the activities within the purpose of the Partnership as specified above.

                      2.4-3 The Partnership is empowered to do any and all things necessary, appropriate, or convenient for the furtherance and accomplishment of its purposes, and for the protection and benefit of the Partnership and its properties, including but not limited to the following:

                             a. Entering into and performing contracts;

                             b. Applying for and obtaining governmental
authorizations, licenses and approvals;

                             c. Bringing and defending actions at law or equity;
and

                             d. Subject to the express provisions of this
Agreement, purchasing the interest of any Partner.

                      2.4-4 The credit and assets of the Partnership shall be used solely for the benefit of the Partnership. No asset of the Partnership shall be transferred or encumbered for, or in payment of, any individual obligation of a Partner. In the event the Partnership is made a party to any obligation, or otherwise incurs any losses or expenses as a result of or in connection with personal obligations or liabilities of any Partner unconnected with Partnership Business, such Partner shall reimburse the Partnership for all such losses or expenses incurred by the Partnership, including attorneys' fees, and the cash distributions pursuant to Section IV hereof of any such Partner may be charged therefor. Each Partner shall bear its own costs and expenses, including without limitation all legal fees, incurred in connection with the formation of the Partnership.

                      2.4-5 All real and personal property owned by the Partnership shall be deemed owned by the Partnership as an entity, and no Partner shall have any ownership interest in such property in its individual name or right, excepting only certain property including without limitation licensed software which cannot be transferred from a Partner to the Partnership. Such Partnership property, including property contributed to the Partnership by the Partners, shall include leasehold interests.

                  2.5 Term. The term of the Partnership shall commence at 12:01 a.m. on August 1, 1995 and shall continue for five (5) years subject to dissolution and continuation as described herein. On or prior to the fourth
(4th) anniversary of the Closing, the Partners shall determine whether they desire to have the Partnership dissolved at the end of the five (5) year period. In the event that the Partners concur that they wish the Partnership to continue, the Partnership shall continue for an additional one (1) year period beyond the five (5) years and thereafter the Partnership shall automatically continue for periods of two (2) years unless at least one (1) year prior to the then-effective date of termination, at least one of the Partners determines that the Partnership should be dissolved and so notifies the other Partner.

                  2.6 Authority. Each party hereto represents to the other party that it has the requisite power and authority, under its Charter, Bylaws and governing state law, to enter into and perform this Agreement, and that the execution and performance of this Agreement shall not violate any provisions of any laws, contracts, or other documents applicable to such party.

                  2.7 Disclosure. Conflicts and Waiver; Fiduciary Duty.

                      2.7-1 Except otherwise expressly provided elsewhere in this Agreement, nothing in this Agreement shall be deemed to restrict in any way the rights of any Partner, or of any Affiliate, to conduct any business or activity whatsoever (other than those described in this Agreement) without any accountability to the Partnership or to any Partner. Each Partner acknowledges that each other Partner or its Affiliate may be interested, directly or indirectly, in various other businesses and undertakings not including the Partnership.

                      2.7-2 York Hannover, its owner, Stockbridge Investment Partners, Inc. ("Stockbridge") and Stockbridge's shareholders agree that they shall not engage in any business or enterprise, directly or indirectly, which competes with the Partnership's Business or any of the Partners within the Partnership Market during the term of this Agreement and for a two (2) year period following the dissolution of the Partnership. York Hannover, Stockbridge, Stockbridge's shareholders and UPC shall execute a covenant not to compete agreement on or before the Closing.

                      2.7-3 Subject to Section 5.3-8, the Partnership may transact business with the Partners and/or their subsidiaries, Affiliates, partners, shareholders and/or others involved in a management capacity with the Partners and/or the General Partner under the following terms and conditions:

                             a. The Partnership may purchase goods or services
from the Partners if there is set forth in writing the terms and conditions of any purchase, sale or contract in question; and

                             b. The cost of any goods or services from any
Partner to the Partnership shall not exceed the cost of such goods or services as charged by said entity to comparable third parties.

                      2.7-4 Without limiting Section 5.7 below, each Partner shall at all times act in a manner consistent with or for the benefit of the Partnership, in accordance with its fiduciary obligation under law and, specifically, the Act.

                  2.8 Statutory Compliance.

                      2.8-1 The Partnership shall exist under and be governed by, and this Agreement shall be construed in accordance with the applicable laws (without resort to choice of law doctrines) of the State of Wisconsin, and relevant federal statutes including, but not limited to, titles XVIII and XIX of the Social Security Act, 42 U.S.C. ss.ss. 1395 and 1396. The Partnership shall make all filings and disclosures required by, and shall otherwise comply with, all such laws.

                      2.8-2 The Operating Partner, on behalf of the Partnership, shall execute and file any assumed or fictitious name certificate or certificates required by law to be filed in connection with the formation of the Partnership, and shall execute and file such other documents and instruments as may be necessary or appropriate to the formation of, and conduct of Business by, the Partnership.

           SECTION III: PARTNERSHIP CAPITAL AND PERCENTAGE OF INTEREST

                  3. 1 Capitalization

                      3.1-1 Capital Contributions of the Partners. The Partners




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



shall contribute the assets described in Exhibit B. The initial contributions shall be made no later than July 31, 1995. Each Partner shall also be obligated to contribute to the Partnership, no later than July 31, 1995, an amount of cash which, when added to the value of the inventory and fixed assets contributed by such Partner to the Partnership, will equal that Partner's Partnership Interest multiplied by the sum of the total value of the inventory and fixed assets contributed by both Partners plus such amount of cash. For purposes of this provision, the "value" of the inventory and fixed assets contributed by each Partner shall be calculated as of the Closing date. For example, if the value of the inventory and fixed assets contributed by York Hannover were $439,000 and the value of the inventory and fixed assets contributed by UPC were $181,000, then UPC would be obligated to contribute cash in the amount of $477,500 ($477,500 plus $181,000 equals 60% of the sum of $477,500 plus $439,000 plus
$181,000). Each Partner shall be liable to the Partnership for that Partner's share of the aggregate contributions duly called for under this Section 3.1. Each Partner's share shall be in proportion to its Partnership Interest.

                      3.1-2 Working Capital Loans. The Partners shall provide any additional required working capital needed by the Partnership to commence operations by loaning money to the Partnership on the Closing date in an amount equal to their Partnership Interests, i.e., if the additional required working capital is $1,000,000, then York Hannover shall contribute $400,000 (40%) and UPC $600,000 (60%). In the event one Partner is unable to provide its working capital loan on the date of execution of this Agreement, the other Partner shall have the right (but not the obligation) to provide said portion of the working capital and, in such event, receive interest at the prime rate charged by Firstar Bank Milwaukee N.A. plus four percent (4%). Otherwise, the working capital loans shall not bear interest. Any and all loans shall be evidenced by a negotiable note executed by the Partnership, shall be secured by Partnership receivables and shall provide for monthly payment of principal and interest, in the situation specified herein, on a priority basis.

                  3.2 General Provisions Concerning Partnership Capital.

                      3.2-1 Benefit of Obligations. The obligation of the Partners to make Capital Contributions hereunder shall not inure to the benefit of, or be enforceable by, any person or entity other than the Partnership and the Partners.

                      3.2-2 Capital Accounts. An individual Capital Account shall be maintained for each Partner.

                      3.2-3 Return of Capital. Except as specifically provided herein, no Partner may withdraw capital from the Partnership without the express approval of the Partners. To the extent any monies which any Partner is entitled to receive pursuant to Section IV hereof or pursuant to any other provision of this Agreement would constitute a return of capital, each of the Partners hereby consents to the withdrawal of such capital.



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                      3.2-4 Partner Loans. Any loans, including Working Capital
Loans, by any Partner to the Partnership shall not be considered Capital Contributions and shall not increase the Capital Account of the lending Partner, and shall be evidenced by a written agreement signed by the Operating Partner, on behalf of the Partnership, contemporaneously with the making of such loan.

                      3.2-5 Interest on Capital. No interest shall be paid on any Capital Contribution to the Partnership by any Partner.

                  3.3 Partnership Interests. The respective Percentage Interests of the Partners shall be as follows:

                           UPC                60%
                           York Hannover      40%
                                             ---
                                             100%

                  In addition, York Hannover shall have the option (the "YH Option") to purchase from UPC up to an additional nine percent (9%) Partnership Interest so that, if exercised in full, York Hannover would have up to a forty-nine percent (49%) Partnership Interest and UPC would then have a fifty-one percent (51%) Partnership Interest.

                      3.3-1 Date of Exercise. The YH Option shall be exercised within six (6) months from the date of closing by written notice delivered to UPC.

                      3.3-2 One Exercise. The YH Option may be exercised in whole or in part (no fractional percentage interests, however), but there shall be only one exercise election made.

                      3.3-3 Purchase Price. The purchase price for the YH Option shall be determined as follows:

========================================================================================================================
1.  Base Price                                              $568,000
------------------------------------------------------------------------------------------------------------------------
2.  Plus 9% of total initial contributed
tangible personal
property plus cash
------------------------------------------------------------------------------------------------------------------------
3.  Plus 9% of any Profit and Loss from
the date of Closing until the date of Option
exercise




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------------------------------------------------------------------------------------------------------------------------
4.  Less 9% of any pro-rata cash
distributions from the date of Closing until
the date of Option exercise (i.e., no
subtraction would be made for any
Priority Distributions)
------------------------------------------------------------------------------------------------------------------------
                         Subtotal

5.  Multiplied by the percentage acquired                   x 0% acquired (1% - 9%) divided by 9%
divided by 9                                                maximum

    Option purchase price
========================================================================================================================

                      3.3-4 Separate Agreement. The parties shall execute a separate option-to purchase agreement on the Closing Date.

                  3.4 Penalty for Removal of Contribution. The Partners agree that no more than twenty percent (20%) of the initial beds serviced by the Partnership which are located in facilities owned by either of the Partners may be removed from the Partnership during the Partnership Term without the prior consent of the other Partner. However, in the event that in excess of twenty percent (20%) of a Partner's contributed beds are removed during the Partnership Term, for any reason, the Partner whose beds have not been so removed shall not unreasonably withhold its consent to such removal if such Partner is compensated directly (with the Partnership having no liability therefor) by the Partner whose beds are being removed according to the following formula:

            Owned Beds         Total           Minimum Target (80%)
               YH                876                701
               UPC              1440               1152

The Partners agree that it shall not be considered unreasonable to refuse consent to a removal of beds if it appears that a Partner or a Partner's Affiliate will provide Products and Services for such beds in competition with the Partnership. An amount equal to the number of beds by which a Partner's owned beds falls below the Minimum Target multiplied by $1,436 multiplied by the number of months remaining in the then-current Partnership Term divided by sixty
(60) months shall be paid to the Partner whose beds have not been removed. In all cases of greater than 20% bed removal, the Partners shall not remove or cause the removal of any of their contributed beds from the Partnership without notice and approval of all Partners, which approval shall not be unreasonably withheld.



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


                    SECTION IV: PROFIT, LOSS AND DISTRIBUTION

                  4.1 Allocation of Profit or Loss and Distribution of Cash from Operations.

                      4.1-1 For any fiscal year after the first fiscal year of the Partnership, ended December 31, 1995, there shall be distributed to the extent possible quarterly, but in no event less frequently than semi-annually, in cash to the Partners, in proportion to their respective Percentage Interests, an amount equal to the Partnership's Profit for that period as computed under this Agreement, but increased by the amounts deducted for that period as depreciation or cost recovery, depletion, or amortization on the Partnership's federal income tax return, reduced by (A) payments made by the Partnership to either Partner, including Priority Distributions, (B) any payments made by the Partnership during that period on account of the principal of all debt obligations, other than obligations for which provision was made in computing Profit, and (C) a reserve reasonably retained for the operating and capital requirements of the Partnership's Business and subject to the existence of available cash.

                      4.1-2 York Hannover shall be allowed a priority distribution ("Priority Distribution") subject to the terms, conditions and the restrictions described below, for the sole purpose of making interest payments which are due from York Hannover to National HealthCare L.P. pursuant to the $2.5 million loan dated December 17, 1993, described in full in the documents attached as Exhibit C, such principal amount to be reduced to $1.75 million on or before the Closing date ("York Hannover/NH Loan") or to a lender which has made a loan to York Hannover replacing the York Hannover/NH Loan (the "Replacement Debt"). In no event during the term of the Partnership shall the York Hannover/NH Loan or the Replacement Debt be greater in principal amount than $1.75 million nor shall the interest rate be higher than that of the York Hannover/NH Loan. The Priority Distribution shall be determined and paid in the following manner:

                      4.1-2-1 On a monthly basis, UPC, as Operating Partner, shall calculate the Partnership's pre-tax earnings as determined in accordance with generally accepted accounting principles ("Pre-Tax Earnings").

                      4.1-2-2 To the extent that York Hannover's share (as represented by its Percentage Interest) of cumulative Pre-Tax Earnings net of prior cash distributions to York Hannover is a positive number, and subject to the availability of cash within the Partnership, York Hannover shall be entitled to a Priority Distribution, which shall be made on the last business day of each month. Under no circumstances shall the Priority Distribution exceed on a monthly basis one-twelfth of the amount specified in Section 4.1-2-4, except that if a full Priority Distribution has not been made for any month due to a shortage of available cash, such shortfall shall be made up in the first subsequent month (in addition to the payment of the Priority Distribution for such month, but subject to the limitation set forth in Section 4.1-2-4) in which adequate cash is available.




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



                      4.1-2-3 Once the cumulative Pre-Tax Earnings net of prior cash distributions to York Hannover has been calculated and the potential Priority Distribution amount has been calculated, for the potential Priority Distribution to be made by the Partnership to York Hannover the Partnership must have sufficient cash available to make such potential Priority Distribution. In the event there is not sufficient cash available to make the potential Priority Distribution, the Priority Distribution shall be made only up to the amount of available cash unless the Partners determine to provide additional working capital pursuant to Section 3.1-2 in order to make the full potential Priority Distribution.

                      4.1-2-4 Under no circumstances shall more than the lesser of $300,000 or the actual annual interest expense on the York Hannover/NH Loan (or the Replacement Debt) in the aggregate be distributed, and be outstanding at any one point in time during the Partnership, to York Hannover as a Priority Distribution during the term of the Partnership.

                      4.1-2-5 Partnership distributions, unless otherwise provided herein, shall be made according to the following hierarchy:

                            (A) Expenses incurred by the Partners, such as third
party billing fees and expenses and management fees, shall be paid by the Partnership in the ordinary course and will be included in calculating Partnership profitability.

                            (B) Assuming the Partnership is profitable and cash
is available, Partnership shall make the Priority Distributions described in this Section 4.1. York Hannover's Priority Distributions will not result in distributions to York Hannover in excess of the distributions that would have been made to York on a pro rata basis in accordance with its Percentage Interest, plus $300,000, at any time during the term of the Partnership. For example, if UPC had received, as of a particular date, total distributions of $90,000 since the inception of the Partnership, York Hannover could not received total distributions, including Priority Distributions, in excess of $360,000 by such date.

                            (C) After reaching the maximum Priority Distribution
amount, available cash will be distributed as follows:

                               (i) Pay York Hannover and UPC distributions on a
pro rata basis, in accordance with their respective Partnership Interests, except that York Hannover can receive no more than an amount necessary for it to pay interest on the York Hannover/NHC or Replacement Debt; that is, if York Hannover would receive additional cash in accordance with its Partnership Interest not required for interest payments on the York Hannover/NHC or Replacement Debt, then such extra cash would not be paid to York Hannover but would rather be utilized as set forth in




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



                               (ii) below until the uses set forth in such
clauses have been satisfied;

                               (iii) At UPC's option, pay down UPC's
disproportionate working capital loans, if any, or make payments to UPC to "balance" the distributions until UPC's disproportionate working capital loans have been reduced to zero and the distributions are "balanced" (i.e., YH's Priority Distribution will be assumed equal to its Partnership Interest (40%)); UPC would then receive cash sufficient to equal its Partnership Interest (60%);
(iii) Remaining available cash will be distributed to Partners in relation to their Partnership Interests.

                  4.2 Certain Covenants. Each of the Partners covenants and agrees as follows

                      4.2-l Until the York Hannover/NH Loan is repaid in full, the Partnership shall incur no indebtedness other than (A) indebtedness with respect to accounts payable in the ordinary course of business consistent with past practice, (B) indebtedness in an amount of up to Four Hundred Thousand Dollars ($400,000) for acquisition of a warehouse, (C) loans from the Partners pursuant to Section 3.1-2 which loans shall be made only for working capital purposes and (D) loans solely for the acquisition of assets used in the operation of the Partnership's Business and for no other purpose which assets shall not exceed a cost of Twenty-Five Thousand Dollars ($25,000) individually or more than One Hundred Fifty Thousand Dollars ($150,000) in the aggregate in any consecutive twelve (12) month period.

                      4.2-2 Until the York Hannover/NH Loan is repaid in full, the Partnership shall grant no lien, charge or encumbrance upon any of its assets nor permit any such lien to exist upon its assets except for liens securing debt permitted under Subsections 4.2-1(B) and (D) above which liens shall attach only to the assets so acquired and which liens are not cross-defaulted or cross-collateralized with any other debt and except for liens on accounts receivables of the Partnership securing loans permitted under Subsection 4.2-1(C) above.

                      4.2-3 Except in the ordinary course of business consistent with past practice until the York Hannover/NH Loan is repaid in full the Partnership shall not dispose in any single transaction or series of transactions of any material portion of its assets.

                      4.2-4 Notwithstanding any other provisions in this Agreement, following the acceleration of the York Hannover/NH Loan there shall be no payments of the types described below until all foreclosure proceedings upon the collateral securing the York Hannover/NH Loan have been concluded provided that such proceedings have been commenced within sixty (60) days after the declaration of such acceleration and provided further that such limitation shall be of no effect if foreclosure is not commenced within such



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



sixty (60) day period:

                      4.2-4-1 Any management fees or billing fees under the Management Agreement or any other similar agreements.

                      4.2-4-2 Any payments of principal or interest on loans from Partners to the Partnership, whether for working capital purposes or otherwise.

                      4.2-4-3 Any distributions of profit or return of capital to the Partners except for the Priority Distribution which shall be paid in accordance with the provisions of this Agreement to York Hannover to permit payments of interest on the York Hannover/NH Loan.

                      4.2-4-4 Any payment of funds by the Partnership to any Partner (other than Priority Distributions or the payment of expenses for leased employees or payroll expense to Partners in the ordinary course of business) or any third party outside the ordinary course of the Partnership Business.

                      4.2-5 National HealthCare L.P. shall promptly notify the Partners upon any acceleration of the York Hannover/NH Loan and upon the disposition of the foreclosed collateral. Subject to federal and state laws, rules and regulations regarding the confidentiality of patient health care records, the Partners agree to provide to National HealthCare L.P. reasonable access to those books and records necessary to facilitate the disposition of the foreclosed collateral and to cooperate in all reasonable requests of National HealthCare L.P. in disposition of the collateral.

                  4.3 Liquidation or Dissolution. In the event of a Liquidation or Dissolution, the assets of the Partnership shall be distributed to the Partners in accordance with the balances in their respective Capital Accounts, after taking into account the allocations of Profit and Loss pursuant to Section 4.1, if any, and distributions of cash or property pursuant to Section 4.1, if any.

                  4.4 General.

                      4.4-l If any assets of the Partnership are distributed to the Partners in kind, such assets shall be valued on the basis of the fair market value thereof, and any Partner entitled to any interest in such assets shall receive such interest as a tenant-in-common with all other Partners so entitled, if any, subject to Section 4.4-3. The fair market value of such assets shall be determined by an independent appraiser who shall be selected by agreement of the Operating Partner and the Administrative Partner. Such appraiser shall be a member of the Master Appraisal Institute, or comparable organization. Based upon such fair market value, the Profit or Loss for each unsold asset shall be

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determined as if such asset had been sold at its fair market value, and such
Profit or Loss shall be allocated as provided in Section 4.1 and shall be properly credited or charged to the Capital Accounts of the Partners prior to the Dissolution of the assets in Liquidation pursuant to Section 4.3.

                      4.4-2 All Profit and Loss of the Partnership shall be allocated with respect to each taxable year of the Partnership as of the end of, and within one hundred five (105) days after, the end of such taxable year.

                      4.4-3 All Profit and Loss shall be allocated, and all distributions of cash shall be distributed, as the case may be, to the Persons shown on the records of the Partnership to have been Partners on the day that such allocation or distribution is to be made except that if a Partner sells, exchanges or otherwise disposes of all or any portion of its Partnership Interest to any Person who during such fiscal year is admitted as a Partner, the Profit and Loss shall be allocated between (and cash distributed to) the transferor and the transferee on the basis of their pro rata shares based on the year in which the transfer occurred.

                      4.4-4 The methods set forth hereinabove by which Profit, Loss, and Distributions are allocated, apportioned and paid are hereby expressly consented to by each Partner as an express condition to becoming a Partner.

                      4.4-5 Notwithstanding anything to the contrary otherwise contained in this Agreement and solely for purposes of determining a Partner's liability with respect to a creditor of the Partnership under applicable law, to the extent that depreciation, cost recovery or other deductions or distribution taken by a Partner shall cause a deficit in such Partner's Capital Account, such deficit, to the extent of the amount of any depreciation cost recovery, or other deductions or distributions so taken, shall not be deemed an asset of the Partnership or the personal liability of any such Partner.

               SECTION V: THE PARTNERS, RIGHTS, POWERS, AND DUTIES

                  5.1 Operation of the Partnership. The management of the Partnership and the Partnership Business shall be vested in the Operating Partner. It shall have control over the Business of the Partnership and assume direction of its operations. The Operating Partner shall consult and confer as far as practicable with the other Partner or Partners. Except as otherwise expressly provided in this Agreement or the management agreement to be executed by and among the Partnership, York Hannover and the Operating Partner (the "Management Agreement"), however, all things to be done by the Partnership shall be done under the Operating Partner's control and supervision.

                  5.2 Administrative Partner. The Administrative Partner shall perform all duties

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pursuant to the Management Agreement as are specified therein to be performed by it and as may be reasonably assigned by the Operating Partner and compensated for by the Partnership.

                  5.3 Partners' Concerns. By way of illustration, but not by limitation, the areas in which Partners holding Partnership Interests of at least sixty-one percent (61%) must consent to those decisions affecting the Partnership include the following:

                      5.3-1 The incurrence of any Partnership debt for borrowed money;

                      5.3-2 Transferring, hypothecating, compromising, or releasing any Partnership claim except on payment in full;

                      5.3-3 Selling, leasing, or hypothecating any Partnership property or entering into any contract for any such purpose, other than in the ordinary course of the Partnership's Business

                      5.3-4 Knowingly suffering or causing anything to be done whereby Partnership property may be seized or attached or taken in execution, or its ownership or possession otherwise endangered

                      5.3-5 Expansion of either the Products and Services offered by the Partnership or of the Partnership Market;

                      5.3-6 The undertaking of any acquisition of a business or of any property other than in the ordinary course of business;

                      5.3-7 Any amendment of the Management Agreement;

                      5.3-8 The entering into of any contract, other than the Management Agreement, between the Partnership and an Affiliate of either Partner covering more than one year or more than $5,000 in the aggregate or the purchase from an Affiliate of either Partner of goods and services in one transaction or a series of transactions of more than $7,500; or

                      5.3-9 The entering into of any agreement for the lease, purchase, or sale of goods, services and property, in which the property leased, purchased or sold thereunder exceeds a value of $25,000, other than in the ordinary course of business.

                  5.4 Premises. The Partnership shall acquire, as soon as reasonably practicable, a building in Brooksville, Florida for use by the Partnership in conducting the Partnership Business.

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                  5.5 Execution of Documents. Except as otherwise provided
herein or in that certain management agreement referenced at Section 5.1 hereof, the Operating Partner shall have the full power to execute, for and on behalf of the Partnership, any and all documents and instruments which may be necessary or desirable to carry on the Partnership Business.

                  5.6 Duties and Obligations Performed in Good Faith. The Operating Partner shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership, including the safekeeping and use of all Partnership funds and assets for the benefit of the Partnership. The Operating Partner shall at all times act in good faith and exercise due diligence in all activities relating to the conduct of the business of the Partnership.

                  5.7 Kenneth Norfleet Employment Agreement. Each Partner acknowledges and agrees that the Partnership shall enter into an acceptable employment agreement with Kenneth Norfleet, Chief Pharmacist of York Hannover, as soon as practicable after the execution of this Agreement, and that pending the execution of such employment agreement Mr. Norfleet will be employed by the Partnership at his current rate of compensation.

                         SECTION VI: ACCOUNTING RECORDS

                  6.1 Books, Records and Reports.

                      6.1-1 Books of Account. Proper books of account shall be kept by the Operating Partner or under its direction and control for the Partnership, in accordance with generally accepted accounting principles on an accrual basis for both financial accounting and tax purposes, and entries shall be made therein of all monies expended and received by the Partnership as well as all other transactions relating to the Partnership usually or properly entered in books of account, including a Capital Account for each Partner.

                      6.1-2 Reports. The Operating Partner shall prepare and distribute monthly balance sheets, income statements and statements of the Partners' equity to each Partner within thirty (30) days following the last day of each month. All such reports shall be prepared in accordance with generally accepted accounting principles. The annual balance sheets, income statements and statements of Partners' equity shall cover the immediately preceding twelve (12) calendar month period, and will be distributed to each Partner within sixty (60) days after year end. In addition to the above, the Operating Partner, on behalf of the Partnership, shall prepare tax documentation including Schedules K-1 for each Partner.

                      6.1-3 Availability of Books and Records. The Operating Partner shall make available to each Partner and its agents, for inspection and copying at the requesting Partner's expense upon reasonable notice and during regular business hours, the books and records of the Partnership. All information obtained by reason of such inspection shall be deemed to be confidential and proprietary, and shall be so held. Each Partner, at its own expense, may cause an audit to be conducted of the Partnership's books and records (but not more often than annually) by an independent auditor. The Operating Partner shall cooperate in the conduct of such audit.

                      6.1-4 Access to Books and Records. The Operating Partner agrees, upon a proper request from the Comptroller General of the United States, the U.S. Department of Health and Human Services, or their duly authorized representatives, to allow such agency prompt access to the Partnership's books, records and documents which may be necessary to verify the nature and extent of the costs of services provided under this Agreement. Agency access shall be permitted for a period of four (4) years from the date any services are provided or performed under this Agreement. The Operating Partner shall notify all other Partners immediately upon receipt of any request from an agency, or its representative, for access to the Partnership's books and records.

                  6.2 Tax Elections. In connection with any assignment or transfer of a Partnership Interest permitted by the terms of this Agreement, the Operating Partner, with the consent of the other remaining Partner(s), shall cause the Partnership, at the request of the transferor or the transferee or successor to such Interest, on behalf of the Partnership and at the time and in the manner provided in Treasury Regulations 1.754-l(b) (or any like statute or regulation then in effect), to make an election to adjust the basis of the Partnership's property in the manner provided in Sections 734(b) and 743(b), of the Code or any like statute or regulation then in effect.

                  6.3 Tax Returns. Each tax return and any other statement to be filed by the Partnership with the Internal Revenue Service or any other taxing authority shall be prepared by the Operating Partner or a preparer designated by the Operating Partner, and such returns shall be distributed to all of the Partners within one hundred five (105) days after the end of the fiscal year of the Partnership. Each of the Partners shall in its respective income tax return and other statements filed with the Internal Revenue Service, or other taxing authority, report taxable income in accordance with the provisions of this Agreement.

                  6.4 Fiscal Year. The fiscal year of the Partnership shall be the calendar year unless otherwise agreed to by the Operating Partner and the Administrative Partner. As used in this Agreement, a fiscal year shall include any partial fiscal year at the beginning and ending of the Partnership.

        SECTION VII: TRANSFER OF PARTNER'S INTEREST; ADDITIONAL PARTNERS

                  7.1 Transfer of Partner's Interest. The Partnership Interest of each Partner (including such Partner's right to receive a share of the profits and a return of its Capital Account) shall not be transferred, sold, assigned, pledged, optioned or otherwise transferred, by contract, operation of law or otherwise except through the process described at Section 7.2, the Put Agreement and the Option to Purchase Additional Partnership Interest, each to be executed on the Closing date, or with the written consent of the each and every Partner. The Operating Partner shall amend the Partnership Agreement to reflect any assignment made under this Section or
Section 7.2 whereby the assignee is to become a Partner. Any purported transfer which does not meet the requirements of this Section, the Put Agreement, the Option to Purchase Additional Partnership Interest or Section 7.2 shall be void and of no effect. However, York Hannover and its permitted assignees shall be permitted to assign its Partnership Interest to an Affiliate (including by means of a merger or consolidation of York Hannover with or into another Affiliate) if, but only if, UPC consents to such assignment, which consent shall not be unreasonably withheld. Further, York Hannover and its permitted assigns shall be permitted to pledge York Hannover's Partnership Interest to National HealthCare L.P. or other third-party lender, which pledge is hereby acknowledged and agreed to by UPC subject, in the case of a pledge to a third-party lender other than National HealthCare L.P., to UPC's review and consent to the pledge agreement which consent shall not be unreasonably withheld.

                  7.2 Right of First Refusal. If any Partner receives an offer, whether or not solicited by that Partner, from a person not then a Partner to purchase all or any portion of the Partner's interest in the Partnership, and if the Partner receiving the offer is willing to accept it, the Partner may transfer the interest or portion specified in the offer only after it has afforded the other Partners the right of first refusal. The Partner desiring to make the transfer (the "Transferor") must notify the Partnership and each of the Partners, in writing, of the terms of the proposed transfer.

                      7.2-1 If, but only if, the Partnership is composed of more than two (2) Partners, the Partnership shall have the option to purchase the interest at the lesser of (1) the value of the interest, as of the date the notice of proposed transfer is received, as determined by an independent appraiser selected by the non-transferring Partner (which appraiser must be a member of the Master Appraisal Institute or comparable organization), or (2) the same price and on the same terms as the proposed transfer.

                      7.2-2 If the Partnership declines to exercise its option, or if the Partnership consists of only two (2) Partners, then any of the Partners may negotiate with the Transferor. If any Partner makes an offer to the Transferor which is equal to or more favorable than the terms included in the notice of proposed transfer, then the Transferor shall transfer its interest to such Partner. If more than one (1) Partner makes an offer to the Transferor which is equal to or more favorable than the terms included in the notice of proposed transfer, then the Transferor may transfer its interest to any offering Partner, at its discretion.

                      7.2-3 If neither the Partnership nor any Partner purchases the Transferor's interest within sixty (60) days after the notice of proposed transfer, the Transferor may transfer its interest at its discretion.

                  7.3 Costs of Transfer. All costs and expenses incurred by the Partnership or the other Partners in connection with the transfer, sale or assignment of a Partnership Interest in accordance with the provisions hereof, including any filing fees and publishing costs and the reasonable fees and disbursements of counsel, shall be prepaid by the assigning Partner, or if not paid by it, then by the assignee.

                  7.4 Incapacity of a Partner. In the event of the Bankruptcy, Insolvency, Incapacity, Termination or Dissolution of a Partner, only one (1) duly appointed personal representative of such Partner shall be recognized by the remaining Partners as having the authority to exercise the rights of such Partner under this Agreement on behalf of its beneficiaries, successors or assigns. Except as otherwise provided herein, the Bankruptcy, Insolvency, Incapacity, Termination or Dissolution of a Partner shall not dissolve or terminate the Partnership.

                  7.5 Additional Partners. On the written consent of each and every Partner, additional Partners may be admitted at any time on terms and conditions agreed upon by the existing Partners. Each new Partner shall be admitted only if the new Partner shall have executed this Agreement or an appropriate supplement to it in which the new Partner agrees to be bound by the terms and provisions of this Agreement as they may be modified by that supplement. Admission of a new Partner shall not cause dissolution or termination of the Partnership .

                  7.6 Liability of a Withdrawn Partner.

                      7.6-1 If a Partner voluntarily withdraws from the Partnership it shall be, and remain, liable for all obligations and liabilities incurred by it as Partner prior to the time withdrawal becomes effective.

                      7.6-2 If a Partner sells, exchanges, or otherwise disposes of all or any portion of its Partnership Interest it shall be, and remain, Liable for all obligations and liabilities incurred by it as a Partner prior to the time the admission of the assignee or transferee of all or a portion of the Interest of the Partner as a successor or additional Partner to the Partnership is effective.

          SECTION VIII: DISSOLUTION AND TERMINATION OF THE PARTNERSHIP

                  8.1 Events Causing Dissolution and Termination.

                      8.1-1 The Partnership shall continue in effect until the date set forth in Section 2.5 hereof, except that the Partnership shall dissolve prior to such date upon the happening of any of the following events: (i) any event which makes it unlawful for the Business of the Partnership to be carried on or for the Partners to carry it on in partnership; (ii) the suspension or exclusion of the Partnership from participation in either title XVIII or title XIX of the Social Security Act, 42 U.S.C. ss.ss. 1395 and 1396; or (iii) the failure to meet any other requirement necessary to the conduct of the Partnership's business.

                      8.1-2 Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the Dissolution, but the Partnership shall not terminate until this Agreement has been canceled and the assets of the Partnership have been distributed as provided in Section 9 hereof.

                       IX. LIQUIDATION OF THE PARTNERSHIP

                  9.1 Liquidation.

                      9.1-1 As soon as practicable after the Dissolution of the Partnership, the remaining Partners may give written notice to any Partner of such fact and shall prepare a plan as to whether and in what manner the assets of the Partnership shall be liquidated or transferred to a successor entity. All expenses incurred in any reformation, or attempted reformation, of the Partnership shall be deemed to be expenses of the Partnership.

                      9.1-2 The Operating Partner shall liquidate the assets of the Partnership, apply and distribute the proceeds thereof in accordance with
Section 4.2 hereof and cause the termination of this Agreement.

                      9.1-3 Notwithstanding the provisions of Section 9.1-2 hereof, in the event the Operating Partner shall determine that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the Operating Partner, in order to avoid such loss, may, after having given written notice to all Partners, either defer Liquidation of and withhold from distribution for a reasonable time any assets of the Partnership except those necessary to satisfy the Partnership's debts and obligations, or distribute the assets to the Partners in kind.

                            SECTION X: MISCELLANEOUS

                  10.1 Notices. Any notice which may or is required to be given hereunder shall be deemed given when deposited into the custody of the United States Post Office and properly posted and addressed. If such notice is mailed, it shall be deposited, registered or certified, return receipt requested, in the United States mail, addressed to each Partner at the address set forth after its respective name below, or at such different address as to which either Partner shall have theretofore given notice hereunder.

                  If to UPC:       James Cialdini, Vice President
                                   United Professional Companies, Inc.
                                   3724 West Wisconsin Avenue
                                   Milwaukee, WI 53208

                  With a Copy to:  United Health, Inc.
                                   105 West Michigan Street
                                   Milwaukee, WI 53202
                                   Attention: Legal Department


                  If to York
                    Hannover:     c/o Lenox Healthcare, Inc.
                                  The Berkshire Common
                                  2 South Street, Suite 360
                                  Pittsfield, MA 01201
                                  Attention: Thomas M. Clarke, President

                  With a copy to: Freeborn & Peters
                                  311 South Wacker Drive
                                  Chicago, IL 60606
                                  Attention: Amory Cummings, Esq.

                  10.2 Successors and Assigns. Subject to the restrictions on transfer set forth herein, this Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

                  10.3 Waiver of Partition. Unless otherwise expressly authorized in this Agreement, no Partner will, either directly or indirectly, take any action to require partition or apportionment of the Partnership or of any of its assets or properties. Notwithstanding any provisions of applicable law to the contrary, each Partner (and its legal representative, successor or assign) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its interest in, or with respect to any assets or properties of the Partnership, except as expressly provided in this Agreement.

                  10.4 No Oral Modifications; Amendments. No oral amendment of this Agreement shall be binding on the Partners. Any modification or amendment of this Agreement must be in writing signed by all the Partners.

                  10.5 Captions. Any article, section or paragraph titles or captions contained in this Agreement and the table of contents are for convenience of reference only and shall not be deemed a part of this Agreement.

                  10.6 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require. Any reference to the Code or other statutes or laws shall include all amendments, modifications or replacements of the specific sections and provisions concerned.

                  10.7 Invalidity. If any provision of this Agreement shall be held invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

                  10.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

                  10.9 Further Assurances. The parties hereto agree that they will cooperate with each other and will execute and deliver, or cause to be delivered, all such other instruments, and will take all such other actions, as either party hereto may reasonably request from tim-e to time in order to effectuate the provisions and purposes hereof.

                  10.10 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Partners as to the matters set forth herein. It supersedes all prior written and oral statements and no representation, statement, condition or warranty not contained in this Agreement shall be binding on the Partners or have any force or effect whatsoever.

                  IN WITNESS WHEREOF, the Partners acknowledge that this Agreement of Partnership is their act, and acknowledge under the penalties for perjury, to the best of their knowledge, information and belief, that they have executed this Agreement under seal as of the date set forth hereinabove.


WITNESS:                                    UNITED PROFESSIONAL COMPANIES, INC.



/s/                                        By: /s/
----------------------------                  ---------------------------------
                                           Title:
                                                  -----------------------------


WITNESS:                                    YORK HANNOVER PHARMACEUTICALS, INC.



/s/                                         By: /s/
----------------------------                   --------------------------------
                                            Title:
                                                  -----------------------------


WITNESS:                                   STOCKBRIDGE INVESTMENT PARTNERS, INC.



/s/                                         By: /s/
-----------------------------                   -------------------------------
                                            Title:
                                                  -----------------------------

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